As filed with the Securities and Exchange Commission on July 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2164234
(State or other jurisdiction of
incorporation or organization)	(I.R.S. Employer Identification No.)

6328 Monarch Park Place
Niwot, Colorado 80503
(303) 848-7000

(Address of Principal Executive Offices)

Crocs, Inc. 2007 Equity Incentive Plan

(Full title of the Plan)

Erik Rebich
General Counsel and Secretary
Crocs, Inc.
6328 Monarch Park Place
Niwot, Colorado 80503
(303) 848-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nathaniel G. Ford, Esq.
Jason Day, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
(303) 607-3500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, Par Value $0.001 Per Share	9,000,000	$46.42	$417,780,000	$12,826

(1)             Pursuant to Rule 416 under the Securities Act of 1933 this Registration Statement will also cover any additional shares of common stock that become issuable under the Crocs, Inc. 2007 Equity Incentive Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)             Calculated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933. The proposed maximum offering price per share represents the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Select Market on July 17, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Crocs, Inc. (the “Registrant”) incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)           Annual Report on Form 10-K, as amended, for the year ended December 31, 2006;

(2)           Quarterly Report on Form 10-Q for the three month period ended March 31, 2007;

(3)           Current Reports on Form 8-K/A filed with the Commission on February 16, 2007 and on Form 8-K filed with the Commission on April 5, 2007,  May 3, 2007 (Items 5.02 and 8.01 only) and July 12, 2007; and

(4)           The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A filed with the Commission on January 24, 2006, as the same may be amended from time to time.

In addition, all other reports and documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement (except for portions of the Registrant’s current reports furnished, as opposed to filed, on Form 8-K) and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of us may and, in some cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

The Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Registrant’s bylaws require it to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.		Description
4.1	**	Restated Certificate of Incorporation of Crocs, Inc.

4.2	***	Certificate of Amendment to the Restated Certificate of Incorporation of Crocs, Inc.

4.3	**	Amended and Restated Bylaws of Crocs, Inc.

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4.4	*	Specimen common stock certificate.

5.1		Opinion of Faegre & Benson, LLP.

10.1	***	Crocs, Inc. 2007 Equity Incentive Plan.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of Faegre & Benson, LLP (included in Exhibit 5.1).

*                    Incorporated by reference to Registration Statement on Form S-1 filed by the Registrant, File No. 333-127526, as declared effective by the Commission on February 7, 2006.

**             Incorporated by reference to Registration Statement on Form S-8 filed by the Registrant, File No. 333-132312, on March 9, 2006.

***      Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on July 12, 2007.

Item 9.    Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Niwot, Colorado, on this 19th day of July 2007.

CROCS, INC.

By:	/s/ Ronald R. Snyder
Ronald R. Snyder
President and Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald R. Snyder and Peter S. Case or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title	Date

/s/ Ronald R. Snyder	President, Chief Executive Officer and Director	July 19, 2007
Ronald R. Snyder Principal Executive Officer

/s/ Peter S. Case	Chief Financial Officer, Senior Vice	July 19, 2007
Peter S. Case	President—Finance and Treasurer
Principal Financial and Accounting Officer

/s/ Raymond D. Croghan	Director	July 19, 2007
Raymond D. Croghan

/s/ Ronald L. Frasch	Director	July 19, 2007
Ronald L. Frasch

Marie Holman-Rao	Director	July 19, 2007

/s/ Michael E. Marks	Director	July 19, 2007
Michael E. Marks

/s/ Richard L. Sharp	Chairman of the Board of Directors	July 19, 2007
Richard L. Sharp

/s/ Thomas J. Smach	Director	July 19, 2007
Thomas J. Smach

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Index of Exhibits

Exhibits (including those incorporated by reference):

Exhibit No.		Description
4.1	**	Restated Certificate of Incorporation of Crocs, Inc.

4.2	***	Certificate of Amendment to the Restated Certificate of Incorporation of Crocs, Inc.

4.3	**	Amended and Restated Bylaws of Crocs, Inc.

4.4	*	Specimen common stock certificate.

5.1		Opinion of Faegre & Benson, LLP.

10.1	***	Crocs, Inc. 2007 Equity Incentive Plan.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of Faegre & Benson, LLP (included in Exhibit 5.1).

*                    Incorporated by reference to Registration Statement on Form S-1 filed by the Registrant, File No. 333-127526, as declared effective by the Commission on February 7, 2006.

**             Incorporated by reference to Registration Statement on Form S-8 filed by the Registrant, File No. 333-132312, on March 9, 2006.

***      Incorporated by reference to Current Report on Form 8-K filed by the Registrant, File No. 000-51754, on July 12, 2007.